Exhibit 99.1

For Immediate Release	Contact: Douglas J. Leech
Centra Financial Holdings, Inc/Centra Bank	304-581-6000
Centra Financial Holdings declares sixth consecutive cash dividend.
The Board of Directors of Centra Financial Holdings, parent company of Centra Bank, has declared a $0.05 cash dividend to be paid on July 1, 2009 to shareholders of record on June 19, 2009. Douglas J. Leech, Centra Chairman and CEO announced following the Board’s April meeting.
Centra stock is owned almost entirely by local individuals from, Morgantown, WV, Uniontown, PA, Martinsburg, WV and Hagerstown, MD. The dividend is the company’s sixth consecutive quarterly payment since beginning cash dividends in 2008.